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                                 NiSource, INC.
                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                           Year Ended December 31,
                                               ------------   ------------   --------------   --------------   --------------
                                                   1999           2000            2001             2002             2003
                                               ------------   ------------   --------------   --------------   --------------
EARNINGS AS DEFINED IN ITEM
  503(d) OF REGULATION S-K:
Income before interest
 charges....................................   $376,782,105  $ 494,519,475    $ 870,211,161    $ 991,748,855   $  934,045,019
Adjustments-
 Federal income taxes.......................     91,898,851     71,139,657      189,680,818      126,444,712      130,354,596
 State income tax...........................     14,131,404     13,355,910       29,423,420       (3,328,930)      24,282,318
 Deferred investment tax
  credit, net...............................     (7,691,257)    (7,806,853)      (9,008,085)      (8,948,881)      (8,873,363)
 Deferred income taxes, net.................     (7,890,731)    38,720,144      (43,505,150)     104,733,584       88,426,495
 Federal and state income
  taxes included in other
  income....................................              -              -                -                -                -
 Amortization of
  capitalized interest......................              -              -                -                -                -
                                               ------------   ------------   --------------   --------------   --------------

                                               $467,230,372   $609,928,333   $1,036,802,164   $1,210,649,340   $1,168,235,065
                                               ============   ============   ==============   ==============   ==============

FIXED CHARGES AS DEFINED IN
  ITEM 503(d) OF REGULATION S-K:

Interest on long-term debt..................   $131,788,755   $136,618,874   $  438,229,953   $  426,983,858   $  403,595,874
Other interest..............................     33,234,752    163,630,341      139,332,645       70,950,052       44,636,174
Amortization of premium,
 reacquisition premium,
 discount and expense
 on debt, net...............................      5,148,168      7,966,977       20,509,675       20,984,140       18,944,887
Interest portion of rent
 expense....................................     16,757,234      8,989,500       31,061,310       20,107,170       18,280,335
Minority Interest (Topies)                       17,810,625     20,396,000       20,393,000       20,355,000        2,544,375
Capitalized interest during period..........              0              0                0                0                0
                                               ------------   ------------   --------------   --------------   --------------

                                               $204,739,534   $337,601,692   $  649,526,583   $  559,380,220   $  488,001,645
                                               ============   ============   ==============   ==============   ==============

Plus preferred stock dividends:
 Preferred dividend
  requirements of subsidiary................   $  8,334,254   $  7,817,003   $    7,473,412   $    6,782,448   $    4,502,884
Preferred dividend

 requirements factor........................           1.61           1.61             1.61             1.61             1.61
                                               ------------   ------------   --------------   --------------   --------------

Preferred dividend
 requirements of subsidiary.................     13,418,149     12,585,375       12,032,193       10,919,741        7,249,643
Fixed charges...............................    204,739,534    337,601,692      649,526,583      559,380,220      488,001,645
                                               ------------   ------------   --------------   --------------   --------------

                                               $218,157,683   $350,187,067   $  661,558,776   $  570,299,961   $  495,251,289
                                               ============   ============   ==============   ==============   ==============

Ratio of earnings to fixed
 charges....................................           2.14           1.74             1.57             2.12             2.36
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